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AngioDynamics, Inc.

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Letter from Jan Keltjens, President and CEO

September 2009

To Our Shareholders:

Fiscal 2009 marked the beginning of a new direction for AngioDynamics. We began implementing strategies designed to accelerate growth while improving operational performance by focusing on rapidly growing global markets, product innovation and operational excellence, all with the goal of improving our returns to you, our shareholders.

We generated record revenue of $195.1 million in Fiscal 2009, which was 17% growth over the prior fiscal year. During the year, we organized the company into three business units: Peripheral Vascular, Vascular Access and Oncology/Surgery. We also made significant investments in the expansion of our Peripheral Vascular and Vascular Access sales forces, successfully integrated two acquisitions, and implemented a 24% increase in R&D spending to support our exciting IRE program and other growth initiatives. It is a sign of the strength of our business that – with all these investments – we were able to report $0.41 earnings per share and nearly $20 million in operating cash flow.

We also transitioned Company leadership. I was appointed by the Board of Directors to succeed Eamonn Hobbs, who co-founded AngioDynamics 21 years ago. I would like to thank Eamonn once again for all his support during the transition, as well as his tremendous contributions to AngioDynamics over the many years he led the Company.

Looking ahead, our long-term strategic objective is to drive sustainable and profitable growth above the market growth rate. We plan to achieve this through the following focused approach:

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First, we will focus on markets that provide strong global growth opportunities. These can arise from strong market fundamentals and/or from our strong technology, critical mass and relatively low market shares. In particular, we see these opportunities in venous intervention, access products and interventional oncology. In addition, when benchmarking against peer companies, we believe there are significant organic growth opportunities in our international markets. Therefore we have decided to create a separate International Business Unit with dedicated leadership located in Europe.

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Second, we want to focus on innovation to accelerate organic growth. In Fiscal 2010 we anticipate a total of at least 11 new product launches. Each one of these new products will bring to the market unique, value-added solutions that benefit our customers, as well as their patients. We plan to continue to drive product innovation by investing nearly 10% of our Fiscal 2010 revenue in R&D.

A significant portion of our R&D investment is allocated to our IRE technology and NanoKnife programs. We have refocused our efforts toward creating a strong foundation of clinical safety and efficacy data resulting in appropriate label indications. We will be focusing initially on prostate and pancreas treatment in the U.S., and liver treatment in international markets. Enrollment of first patients in at least one of these landmark trials is expected before the end of this calendar year. Full completion of these programs could take several years. Keeping this in mind, we have embarked on the commercialization of the NanoKnife system within the limits of its currently approved indication while simultaneously developing these evidence-based medicine initiatives.

The successful commercialization of NanoKnife and the development of other significant new products in our pipeline, combined with a measured use of licensing and acquisition opportunities, will help to further accelerate our growth.

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The third and final area of focus is operational excellence. In short, our goal is to increase our gross margins, optimize the use of working capital and streamline our supply chains. To that extent we have created a new Technology & Process Engineering Group in our Queensbury-based core supply chain hub. Part of its charter is to pursue vertical integration and consolidation opportunities, as well as take the lead in creating the process and manufacturing technologies our Operations and R&D teams need to achieve AngioDynamics’ goals.

We decided to establish a corporate office near Albany, New York, as part of the focus on operational excellence. This office will be home to our R&D and marketing teams, as well as some of the executive staff and many corporate functions. As a result, we will be able to create the required supply chain focus and free up much-needed manufacturing capacity in our Queensbury hub. In addition, the new office space will provide an attractive and more easily accessible location, and should enhance our ability to recruit key talent to drive our growth.

In closing, I would like to thank all our associates, as well as members of our Board of Directors, for their support and hard work during the past fiscal year. I would also like to extend my sincere appreciation to shareholders for their support and confidence. I am very confident about the prospects for our Company and look forward to updating you on our progress as Fiscal 2010 unfolds.

Sincerely,

Jan Keltjens